Exhibit 4.11

HL Acquisitions Corp.

499 Park Avenue, 12th Floor

New York, NY 10022

[●], 2020

EarlyBirdCapital, Inc.

366 Madison Avenue, 8th Floor

New York, New York 10017

Attn: David M. Nussbaum, Chairman

Re: UPO Exchange

Ladies and Gentlemen:

EarlyBirdCapital, Inc. (“EBC”) and/or its designees purchased an aggregate of 250,000 Unit Purchase Options (“UPOs”) of HL Acquisitions Corp. (“HL”) with each UPO entitling the holder to purchase, at an initial exercise price of $12.00, one unit of HL, with each HL unit consisting of one ordinary share of HL, no par value (“HL Ordinary Shares”), one right of HL, and one warrant of HL.

In connection with the consummation of the transactions contemplated under the Business Combination Agreement, dated as of June 6, 2020 (as amended and restated on August 25, 2020, and as may be further amended from time to time, the “Business Combination Agreement”), by and among HL, Fusion Fuel Green PLC, a public limited company incorporated in Ireland (“Parent”), and the other parties thereto, HL hereby requests that EBC agree that upon the consummation of the business combination contemplated by the Business Combination Agreement, all UPOs (including UPOs held by EBC and its designees) shall, in lieu of representing the right to purchase units of HL, be exchanged for an aggregate of 50,000 HL Ordinary Shares, which HL Ordinary Shares shall be automatically converted into 50,000 Class A ordinary shares of Parent (“Parent Class A Ordinary Shares”) at the Effective Time (as such term is defined in the Business Combination Agreement).

Additionally, as an accommodation to EBC, Parent has agreed to grant to the holders of the Parent Class A Ordinary Shares issuable by virtue of the Merger (as such term is defined in the Business Combination Agreement) as contemplated hereunder equivalent registration rights to the registration rights previously granted by HL to the holders of the UPO. The terms of such registration rights will be governed by an Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Amended and Restated Registration Rights Agreement”). As a condition to receiving such registration rights, EBC and/or its designees shall agree to become bound to the Amended and Restated Registration Rights Agreement by signing where indicated therein.

In accordance with Section 9.8 of the UPOs, this agreement is deemed to be an “Exchange Agreement” which binds all of the holders of UPOs. Please indicate your agreement to the foregoing by signing in the space provided below.

[signature page follows]

Very truly yours,

HL ACQUISITIONS CORP.

By:
	Name:	Jeffrey E. Schwarz
	Title:	Chief Executive Officer

ACCEPTED AND AGREED TO:

EARLYBIRDCAPITAL, INC.

By:
Name:
Title: